Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of Chesapeake Energy Corporation of our report dated February 22, 2021, relating to the financial statements of Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 1, 2021